Exhibit 99.1

NEWS RELEASE

SPX REPORTS FIRST QUARTER 2008 RESULTS

Revenues up 37%, Segment Income up 56%, EPS up 115%

Raises 2008 EPS Guidance Range to $6.20 to $6.40 from $6.00 to $6.20

                CHARLOTTE, NC — April 30, 2008 — SPX Corporation (NYSE:SPW) today reported results for the first quarter ended March 29, 2008:

•                  Revenues increased 37.2% to $1.39 billion from $1.02 billion in the year-ago quarter.  Organic revenue growth* was 7.1%, while completed acquisitions and the impact of currency fluctuations increased reported revenues by 25.6% and 4.5%, respectively. Revenues from operations discontinued during the quarter were $17.4 million.

•                  Segment income and margins were $161.1 million and 11.6%, compared with $103.6 million and 10.2% in the year-ago quarter.

•                  Diluted net income per share from continuing operations was $1.14, compared with $0.53 in the year-ago quarter.  The first quarter 2008 results include an effective tax rate of 32.8%, which represents a benefit of $0.04 per share as compared to the expected 35.0% effective tax rate.

•                  Net cash used in continuing operations was $27.6 million, compared with $6.4 million in 2007. The decline in cash flow was due primarily to working capital investments to support organic growth and the integration of the recent APV acquisition.

•                  Free cash flow from continuing operations* during the quarter was a negative $48.4 million, compared with a negative $17.3 million in the year-ago quarter.  The decrease was due primarily to the items noted above and increased capital expenditures in 2008 to support continued growth in the company.

Chris Kearney, Chairman, President and CEO said, “SPX’s first quarter performance marked a strong start to 2008 as we built on the momentum established in 2007.  Our earnings per share of $1.14 represents a 115 percent increase over the same period last year, and we had revenue growth of 37 percent during the quarter.

“At this time, we are raising our earnings per share guidance range to $6.20 to $6.40 from the previous range of $6.00 to $6.20.  The increase is driven by several positive factors, including our solid first quarter results; our continued robust order trends in our global infrastructure markets; and our ability to execute on this demand through a constant focus on our operating initiatives,” Kearney added.

FINANCIAL HIGHLIGHTS — CONTINUING OPERATIONS

Flow Technology

Revenues for the first quarter of 2008 were $504.0 million compared to $250.7 million in the first quarter of 2007, an increase of $253.3 million, or 101.0%.  The increase was due primarily to the fourth quarter 2007 acquisition of APV, which contributed $227.0 million of revenues during the quarter. Additionally, organic revenue growth* was 4.7% in the quarter, driven primarily by strong demand in the power, oil and gas, and sanitary markets.  The impact of currency fluctuations increased revenues by 5.2% from the year-ago quarter.

Segment income was $46.0 million, or 9.1% of revenues, in the first quarter of 2008 compared to $37.7 million, or 15.0% of revenues, in the first quarter of 2007.  Segment income and margins were favorably impacted by organic growth and manufacturing efficiencies achieved from continuous improvement initiatives. Segment margins were negatively impacted by significantly lower margins at APV, more than offsetting the improvement in the remainder of the segment.

Test and Measurement

                Revenues for the first quarter of 2008 were $274.7 million compared to $240.1 million in the first quarter of 2007, an increase of $34.6 million, or 14.4%.  The increase was due primarily to acquisitions completed in the second half of 2007. The impact of currency fluctuations increased reported revenues by 4.6%, offset partially by organic revenue declines* of 3.2% due primarily to reduced volumes in the North American aftermarket.

                Segment income was $24.4 million, or 8.9% of revenues, in the first quarter of 2008 compared to $23.8 million, or 9.9% of revenues, in the first quarter of 2007.  Segment income increased primarily due to the 2007 acquisitions and benefit of foreign currency fluctuations noted above, offset partially by declines associated with difficult conditions in the domestic automotive market and additional costs associated with investments to expand in Asia Pacific.

Thermal Equipment and Services

Revenues for the first quarter of 2008 were $346.8 million compared to $312.7 million in the first quarter of 2007, an increase of $34.1 million, or 10.9%.  The impact of currency fluctuations increased reported revenues by 6.1% from the year-ago quarter, while organic revenue growth* was 4.8%. The organic revenue growth was primarily driven by continued strong power market demand for cooling systems.

Segment income was $36.4 million, or 10.5% of revenues, in the first quarter of 2008 compared to $16.1 million, or 5.1% of revenues, in the first quarter of 2007.  The increase in segment income and margins was due primarily to the organic growth noted above, favorable project mix, and improved operating performance in the cooling equipment and heating product lines. In addition, the benefit of foreign currency fluctuations noted above favorably impacted segment income in the first quarter of 2008.

Industrial Products and Services

Revenues for the first quarter of 2008 were $267.0 million compared to $211.6 million in the first quarter of 2007, an increase of $55.4 million, or 26.2%.  The increase was due primarily to organic revenue growth* of 24.9%, driven by increased demand for domestic power transformers as well as the majority of other products in the segment.  The impact of currency fluctuations increased revenues by 1.3% from the year-ago quarter.

                Segment income was $54.3 million, or 20.3% of revenues, in the first quarter of 2008 compared to $26.0 million, or 12.3% of revenues, in the first quarter of 2007.  The increase in segment income and margins was driven largely by the organic growth in power transformers from pricing and volume, as well as manufacturing efficiencies achieved from continuous improvement initiatives across the segment. In addition, the first quarter of 2007 included a charge of $3.6 million related to a legacy product liability matter.

OTHER ITEMS

Dividend:   On February 21, 2008, the Board of Directors announced a quarterly dividend of $0.25 per common share to shareholders of record on March 14, 2008.  The first quarter 2008 dividend of $0.25 per common share was paid on April 1, 2008.

Acquisition:   On December 31, 2007, the company completed the acquisition of APV for $524.2 million. APV, a global manufacturer of process equipment and engineered solutions primarily for the sanitary market, had revenues of approximately $876.0 million in the twelve months prior to acquisition, and is being integrated into and reported in the Flow Technology segment.

Discontinued Operations:   During the first quarter of 2008, the company committed to a plan to divest its vibration test equipment product line, which was previously reported in the Test and Measurement segment. It is anticipated that a sale will be completed in 2008.

During the third quarter of 2007, the company committed to a plan to divest its air filtration product line, which was previously reported in the Flow Technology segment. It is anticipated that a sale will be completed in the first half of 2008.

The financial condition, results of operations, and cash flows of the vibration test equipment and air filtration product lines have been reported as discontinued operations in the attached condensed consolidated financial statements.

Form 10-Q:   The company expects to file its quarterly report on Form 10-Q for the quarter ended March 29, 2008 with the Securities and Exchange Commission by May 8, 2008.  This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a Fortune 500 multi-industry manufacturing leader. The company offers highly-specialized engineered solutions to solve critical problems for customers.

SPX is focused on providing solutions that support the expansion of global infrastructure, with particular emphasis on the growing worldwide demand for energy and power. Its innovative product portfolio, containing many environmentally friendly products, includes cooling systems for all types of power plants throughout the world; custom engineered pumps, valves and mixers that assist a variety of flow processes including oil and gas exploration, distribution and refinement; handheld diagnostic tools that aid in vehicle maintenance and repair; and power transformers that regulate voltage for electrical transmission and distribution by utility companies.

SPX is headquartered in Charlotte, North Carolina and employs over 17,000 people worldwide in over 35 countries. Visit www.spx.com. (NYSE: SPW)

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2007.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.

Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change.

Contact:

Jeremy W. Smeltser (Investors)	Jennifer H. Epstein (Media)
704-752-4478	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended
	March 29,	March 31,
	2008	2007

Revenues	$1,392.5	$1,015.1

Costs and expenses:
Cost of products sold	980.7	738.0
Selling, general and administrative	297.7	219.3
Intangible amortization	6.7	4.1
Special charges, net	0.7	0.3
Operating income	106.7	53.4

Other income (expense), net	2.5	(1.8)
Interest expense	(31.1)	(16.8)
Interest income	2.3	3.4
Equity earnings in joint ventures	11.6	10.1
Income from continuing operations before income taxes	92.0	48.3
Income tax provision	(30.2)	(16.6)
Income from continuing operations	61.8	31.7

Income from discontinued operations, net of tax	2.8	3.8
Loss on disposition of discontinued operations, net of tax	(3.2)	(6.3)
Loss from discontinued operations	(0.4)	(2.5)

Net income	$61.4	$29.2

Basic income per share of common stock
Income from continuing operations	$1.18	$0.54
Loss from discontinued operations	(0.01)	(0.04)
Net income per share	$1.17	$0.50

Weighted average number of common shares outstanding - basic	52.578	58.606

Diluted income per share of common stock
Income from continuing operations	$1.14	$0.53
Loss from discontinued operations	(0.01)	(0.04)
Net income per share	$1.13	$0.49

Weighted average number of common shares outstanding - diluted	54.049	60.123

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	March 29,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and equivalents	$384.8	$354.1
Accounts receivable, net	1,392.6	1,281.1
Inventories, net	738.5	692.1
Other current assets	115.0	116.2
Deferred income taxes	104.0	96.5
Assets of discontinued operations	161.5	156.3
Total current assets	2,896.4	2,696.3
Property, plant and equipment
Land	39.5	37.9
Buildings and leasehold improvements	245.7	234.3
Machinery and equipment	652.3	620.2
	937.5	892.4
Accumulated depreciation	(436.0)	(410.1)
Net property, plant and equipment	501.5	482.3
Goodwill	2,004.8	1,943.9
Intangibles, net	725.0	710.2
Other assets	409.3	404.7
TOTAL ASSETS	$6,537.0	$6,237.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$738.8	$725.5
Accrued expenses	1,075.4	1,038.6
Income taxes payable	24.2	7.5
Short-term debt	313.2	255.0
Current maturities of long-term debt	79.0	78.9
Liabilities of discontinued operations	66.4	65.6
Total current liabilities	2,297.0	2,171.1

Long-term debt	1,231.3	1,234.7
Deferred and other income taxes	222.2	240.7
Other long-term liabilities	592.3	574.5
Total long-term liabilities	2,045.8	2,049.9

Minority interest	14.4	10.4
Shareholders’ equity:
Common stock	968.8	963.5
Paid-in capital	1,318.9	1,296.0
Retained earnings	2,094.0	2,045.9
Accumulated other comprehensive income	142.1	38.1
Common stock in treasury	(2,344.0)	(2,337.5)
Total shareholders’ equity	2,179.8	2,006.0
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,537.0	$6,237.4

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended
	March 29,	March 31,
	2008	2007
Cash flows from (used in) operating activities:
Net income	$61.4	$29.2
Less: Loss from discontinued operations, net of tax	(0.4)	(2.5)
Income from continuing operations	61.8	31.7
Adjustments to reconcile income from continuing operations to net cash used in operating activities
Special charges, net	0.7	0.3
Deferred and other income taxes	2.8	(19.5)
Depreciation and amortization	27.6	18.1
Pension and other employee benefits	15.1	16.7
Stock-based compensation	16.1	13.8
Other, net	4.8	11.2
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	(90.6)	62.7
Inventories	(42.6)	(56.8)
Accounts payable, accrued expenses and other	(20.9)	(83.6)
Cash spending on restructuring actions	(2.4)	(1.0)
Net cash used in continuing operations	(27.6)	(6.4)
Net cash used in discontinued operations	(1.5)	(14.3)
Net cash used in operating activities	(29.1)	(20.7)

Cash flows from (used in) investing activities:
Business acquisitions and investments, net of cash acquired	(0.4)	(1.7)
Capital expenditures	(20.8)	(10.9)
Net cash used in continuing operations	(21.2)	(12.6)
Net cash used in discontinued operations	(0.7)	(1.5)
Net cash used in investing activities	(21.9)	(14.1)

Cash flows from (used in) financing activities:
Borrowing under senior credit facilities	436.0	—
Repayments of senior credit facilities	(316.0)	(45.1)
Borrowings under trade receivables agreement	70.0	60.0
Repayments under trade receivables agreement	(116.0)	(45.0)
Net repayments under other financing arrangements	(20.4)	(24.1)
Purchases of common stock	—	(140.6)
Proceeds from the exercise of employee stock options and other	22.9	49.4
Dividends paid	(13.2)	(14.8)
Net cash from (used in) continuing operations	63.3	(160.2)
Net cash used in discontinued operations	(0.1)	(0.7)
Net cash from (used in) financing activities	63.2	(160.9)
Change in cash and equivalents due to changes in foreign exchange rates	18.5	5.0
Net change in cash and equivalents	30.7	(190.7)
Consolidated cash and equivalents, beginning of period	354.1	477.2
Consolidated cash and equivalents, end of period	$384.8	$286.5

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited; in millions)

	Three months ended
	March 29,	March 31,
	2008	2007	%
Flow Technology (1)

Revenues	$504.0	$250.7	101.0%
Gross profit	148.6	86.3
Selling, general and administrative expense	99.6	47.7
Intangible amortization expense	3.0	0.9
Segment income	$46.0	$37.7	22.0%
as a percent of revenues	9.1%	15.0%

Test and Measurement (1)

Revenues	$274.7	$240.1	14.4%
Gross profit	85.9	74.0
Selling, general and administrative expense	59.5	48.9
Intangible amortization expense	2.0	1.3
Segment income	$24.4	$23.8	2.5%
as a percent of revenues	8.9%	9.9%

Thermal Equipment and Services (1)

Revenues	$346.8	$312.7	10.9%
Gross profit	89.9	63.6
Selling, general and administrative expense	52.0	45.9
Intangible amortization expense	1.5	1.6
Segment income	$36.4	$16.1	126.1%
as a percent of revenues	10.5%	5.1%

Industrial Products and Services

Revenues	$267.0	$211.6	26.2%
Gross profit	89.9	57.1
Selling, general and administrative expense	35.4	30.8
Intangible amortization expense	0.2	0.3
Segment income	$54.3	$26.0	108.8%
as a percent of revenues	20.3%	12.3%

Total segment income	$161.1	$103.6	55.5%
Corporate expenses	30.2	25.4
Pension and postretirement expense	7.4	10.7
Stock-based compensation expense	16.1	13.8
Special charges, net	0.7	0.3
Consolidated Operating Income (1)	$106.7	$53.4	99.8%

(1) Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE GROWTH RECONCILIATION

(Unaudited)

	Three Months ended March 29, 2008
	Net Revenue	Acquisitions,	Foreign	Organic Revenue
	Growth	Net	Currency	Growth (Decline)

Flow Technology	101.0%	91.1%	5.2%	4.7%

Test and Measurement	14.4%	13.0%	4.6%	(3.2)%

Thermal Equipment and Services	10.9%	—%	6.1%	4.8%

Industrial Products and Services	26.2%	—%	1.3%	24.9%

Consolidated	37.2%	25.6%	4.5%	7.1%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited; in millions)

	Three months ended
	March 29,	March 31,
	2008	2007

Net cash used in continuing operations	$(27.6)	$(6.4)

Capital expenditures - continuing operations	(20.8)	(10.9)

Free cash flow used in continuing operations	$(48.4)	$(17.3)

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Three months ended
March 29, 2008

Beginning cash	$354.1

Operational cash flow	(27.6)
Business acquisitions and investments, net of cash acquired	(0.4)
Capital expenditures	(20.8)
Borrowing of senior credit facilities	436.0
Repayments of senior credit facilities	(316.0)
Net repayments under other financing arrangements	(20.4)
Net repayments under trade receivables agreement	(46.0)
Proceeds from the exercise of employee stock options and other	22.9
Dividends paid	(13.2)
Cash used in discontinued operations	(2.3)
Change in cash due to change in foreign exchange rates	18.5

Ending cash	$384.8

	Debt at				Debt at
	12/31/2007	Borrowings	Repayments	Other	3/29/2008

Term loan	$750.0	$—	$—	$—	$750.0
Domestic revolving loan facility	115.0	336.0	(316.0)	—	135.0
Global revolving loan facility	—	100.0	—	—	100.0
7.625% senior notes	500.0	—	—	—	500.0
7.50% senior notes	28.2	—	—	—	28.2
6.25% senior notes	21.3	—	—	—	21.3
Trade receivables financing arrangement	70.0	70.0	(116.0)	—	24.0
Other indebtedness	84.1	—	(20.4)	1.3	65.0

Totals	$1,568.6	$506.0	$(452.4)	$1.3	$1,623.5